Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE dated as of July 21, 2021 (this “Second Supplemental Indenture”), among SLACK TECHNOLOGIES, INC., a Delaware corporation (the “Company”), SALESFORCE.COM, INC., a Delaware corporation (“Parent”), SKYLINE STRATEGIES II LLC (to be renamed as SLACK TECHNOLOGIES, LLC) (the “Successor”), a Delaware limited liability company and a wholly owned subsidiary of Parent, and U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of April 9, 2020 (the “Original Indenture”), pursuant to which the Company issued its 0.50% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, the Company and the Trustee are parties to the First Supplemental Indenture, dated as of February 10, 2021 (the “First Supplemental Indenture”), which, subject to certain conditions set forth therein, amended the Original Indenture to remove the requirement that the successor in any merger of the Company with or into another person be a corporation and to make certain other conforming changes (the Original Indenture, as so amended, the “Indenture” and the Indenture as amended by this Second Supplemental Indenture, the “Supplemented Indenture”);

WHEREAS, the Company entered into Agreement and Plan of Merger, dated as of December 1, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent, Skyline Strategies I Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”) and the Successor;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub I merged with and into the Company (the “First Merger”), with the Company surviving such merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”), and immediately thereafter, the Surviving Corporation merged with and into the Successor, with the Successor surviving such merger as a wholly owned subsidiary of Parent (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, upon completion of the First Merger and immediately prior to the Second Merger, the conditions to effectiveness of the amendments to the Original Indenture set forth in the First Supplemental Indenture were satisfied, and such amendments became operative.

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, (A) at the effective time of the First Merger, each share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and each share of Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock”; the “Company Common Stock” shall mean the Class A Common Stock and Class B Common Stock, either collectively or individually as the context may require) issued and outstanding immediately prior to the effective time of the First Merger (other than (i) shares of Company Common Stock owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware, (ii) shares of Company Common Stock owned or held in treasury by the Company, or owned by Parent, any direct or indirect wholly owned subsidiaries of Parent or of the Company and (iii) shares of Company Common Stock granted under any Company equity plan) was converted into (a) 0.0776 fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”, and such Parent Common Stock received, the “Stock Consideration”) and (b) the right to receive $26.79 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, a “Parent Reference Property Unit”) and (B) at the effective time of the Second Merger (the “Effective Time”), by virtue of the Second Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.0001 per share, of the Surviving Corporation, issued and outstanding immediately prior to the Effective Time was cancelled and retired and ceased to exist;

WHEREAS, the First Merger and/or Second Merger, as applicable, constitute a Common Stock Change Event, Fundamental Change and Make-Whole Fundamental Change;

WHEREAS, Section 14.07(a) of the Indenture provides that (i) upon the occurrence of any Common Stock Change Event, the consideration due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Company Common Stock in the provisions described in Section 14.02 of the Indenture (or in any related definitions) were instead a reference to the same number of Parent Reference Property Units, and (ii) in certain circumstances, a supplemental indenture pursuant to Section 14.07(a) shall be executed by an entity whose securities compose the Reference Property and shall contain such additional provisions to protect the interests of the Holders as the Company shall in good faith reasonably consider necessary in accordance with the Indenture;

WHEREAS, Section 11.01(a) of the Indenture provides that a Successor Company (if not the Company) shall expressly assume, by supplemental indenture, all of the obligations of the Company under the Notes and the Indenture;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture, among other things, (i) in connection with a Common Stock Change Event pursuant to, and in accordance with, the provisions described in Section 14.07 of the Indenture, or (ii) to provide for the assumption by a Successor Company of the obligations of the Company under the Indenture pursuant to Article 11 thereunder;

WHEREAS, in connection with the execution and delivery of this Second Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05, 14.07(b) and 17.05 of the Indenture;

WHEREAS, the Company and the Successor have requested and hereby request that the Trustee execute and deliver this Second Supplemental Indenture and have satisfied all requirements necessary to make this Second Supplemental Indenture a valid and binding instrument, enforceable against each of the Company and the Successor in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Parent, the Successor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions in this Second Supplemental Indenture. A term defined in the Indenture has the same meaning when used in this Second Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Second Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

EFFECT OF MERGER ON CONVERSION RIGHT

Section 2.01 Parent to Provide Parent Common Stock. Parent hereby irrevocably and unconditionally agrees to be bound by the terms of the Supplemented Indenture applicable to it and to issue shares of Parent Common Stock as necessary to satisfy the Successor’s obligations with respect to any Notes validly surrendered for conversion pursuant to Article 14 of the Supplemented Indenture.

Section 2.02 Conversion Right.

(a) The Company and the Successor expressly agree that, in accordance with Section 14.07 of the Indenture, at and after the Effective Time, the Holder of each Note that was outstanding as of the Effective Time shall have the right to convert each $1,000 principal amount of such Note into a number of Parent Reference Property Units equal to the Conversion Rate.

(b) The provisions of the Indenture, as modified herein, including without limitation, all references and provisions with respect to the terms “Common Stock,” “Conversion Obligation,” “Conversion Price,” “Conversion Rate,” “Daily Conversion Value,” “Daily VWAP,” “Ex-Dividend Date,” “Last Reported Sale Price,” “Market Disruption Event,” “Observation Period,” “Settlement Amount,” and “Trading Day” shall continue to apply, mutatis mutandis, to the Holders’ right to convert their Notes into Parent Reference Property Units. The Conversion Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Parent Reference Property Units as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Article 14 of the Indenture.

ARTICLE III

SUCCESSOR AS SUCCESSOR COMPANY

Section 3.01 Assumption of Obligations. Pursuant to Section 11.01(a) of the Indenture, immediately upon the occurrence of the Effective Time on the date hereof, the Successor hereby irrevocably and unconditionally assumes all of the obligations of the Company under the Notes and the Indenture, including the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company, with the same effect as if the Successor had been named therein as the party of the first part, and may hereafter exercise every right and power of the Company under the Indenture.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Effect of Supplemental Indenture. This Second Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The provisions of this Second Supplemental Indenture are intended with respect to the Notes to supplement those of the Indenture as in effect immediately prior to the execution and delivery hereof. The Indenture shall remain in full force and effect except to the extent that the provisions of the Indenture are expressly modified by the terms of this Second Supplemental Indenture with respect to the Notes. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified, confirmed and approved and the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument. In the event of a conflict or inconsistency between the Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.

Section 4.02 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECOND SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.03 Counterpart Originals. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (e.g., www.docusign.com) shall constitute effective execution and delivery of this Second Supplemental Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes.

The words “execution,” “signed,” “signature,” and words of like import in this Second Supplemental Indenture shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 4.04 Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 4.05 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.06 Trustee Not Responsible for Recitals. The recitals and statements herein contained are made solely by the Company and the Successor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this Second Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, benefits, immunities, powers, and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 4.07 Effectiveness. This Second Supplemental Indenture shall become effective and binding on the Company, the Successor, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties hereto of this Second Supplemental Indenture.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

SLACK TECHNOLOGIES, INC.

By:	/s/ Allen Shim
Name: Allen Shim
Title: Chief Financial Officer

SALESFORCE.COM, INC.

By:	/s/ Amy Weaver
Name: Amy Weaver
Title: President and Chief Financial Officer

SKYLINE STRATEGIES II LLC

By:	/s/ Sarah Dods
Name: Sarah Dods
Title: President and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brandon Bonfig
Name: Brandon Bonfig
Title: Assistant Vice President

[Signature Page to the Second Supplemental Indenture]